Exhibit 99.1

200 West Cypress Creek Road, Suite 400 Fort Lauderdale, Florida 33309
NEWS RELEASE
Contact: Michael S. Shore Chief Financial Officer 954-308-4200

SMF ENERGY CORPORATION
REPORTS EARNINGS AND FINANCIAL RESULTS
FOR FIRST QUARTER FISCAL 2011

Ft. Lauderdale, FL, November 15, 2010 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading energy logistics company providing efficient, just in time distribution of petroleum products and chemicals, today announced its earnings and results for the first quarter of fiscal year 2011 ended September 30, 2010.

Net income was $114,000 in the first quarter of fiscal year 2011, compared to a net income of $20,000 in the same period of the prior year, an improvement of $94,000.  EBITDA1 (a non-GAAP measure) was $953,000 in the first quarter of fiscal 2011 compared to $1.1 million in the same period of the prior year, a decrease of $181,000.  We increased our volumes by 6% to 17.9 million gallons during the first quarter this fiscal year from 16.9 million during the first quarter of fiscal 2010.  The increase in volumes is primarily the result of the expansion into three new markets that we initiated during the second quarter of last year.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented:

“We have begun fiscal 2011 by continuing our positive trends in financial performance.  Even though the economic environment continues to be challenging, we have increased our volumes by 6% from a year ago.  We attribute most of this new business to the expansion of our business that we undertook in the second quarter of fiscal 2010.

Our balance sheet continues to strengthen, as evidenced by our debt to equity ratio of 1.5 this quarter ended September 30, 2010 compared to 1.7 at June 30, 2010.  During this quarter, we reduced our long term debt, paying down an additional $250,000 of our term loan.  Our fixed coverage ratio as of September 30, 2010 was 1.61, well above the 1.1 required by our bank covenants.2  Our trailing twelve months EBITDA1 exceeded the trailing twelve months fixed charges by $1.5 million at September 30, 2010.

1 EBITDA, fixed charges and fixed coverage ratio are non-GAAP measures within the meaning of SEC Regulation G.   See “Non-GAAP Measures and Definitions below.”

We achieved net margin of $4.1 million and net margin per gallon of 22.9 cents during the first quarter of fiscal 2011, compared to $4.3 million, and 25.6 cents, respectively, a year ago.  The $230,000 decrease in net margin was primarily due to higher repair and maintenance expenses of our fleet, which is also the principal cause of the $181,000 decrease in EBITDA.  These higher expenses help explain why we have, since the end of the quarter, made an additional investment in new trucks and equipment to modernize and increase the size of our fleet.  The new trucks will create additional capacity, permitting us to expand in new or existing markets, reduce our repair and maintenance costs, improve fleet fuel economy and satisfy new emission standards.

During the first quarter of this fiscal year, we offset the lower net margin with a decrease in selling, general and administrative expenses, which were $347,000 lower than the prior year, due to the lack of unamortized acquisition costs and lower legal expenses, property taxes and other fees in fiscal 2011.

We began a stock repurchase program at the end of the first quarter of 2011, purchasing 29,147 shares of our common shares in the quarter for approximately $39,000.  Our Board has authorized the purchase of up to $200,000 of stock per quarter and a total of $840,000 for the program.  We have made additional stock purchases during the second quarter of fiscal 2011 and intend to continue doing so, subject to regulatory limitations, since we believe that the cost, at current prices of our common shares, is a reasonable and prudent allocation of our financial resources.

Although the refueling requirements of our existing customer base remains soft, I am pleased to report we have minimal customer turnover.  This is testimony to our excellent attention to customer service.  The other positive news is our growing number of new customer starts and the expansion of existing customer business into new locations.  Our pipeline of new and expanded business indicates that our marketing efforts will have a very positive impact on our performance in the coming months.”

Additional Highlights of First Quarter Fiscal Year 2011 vs. First Quarter Fiscal Year 2010

•
Revenues were $51.1 million in the first quarter of fiscal year 2011 as compared to $43.7 million in the same period of the prior year, an increase of $7.4 million, or 17%, primarily as a result of a $4.6 million increase attributable to higher market prices of petroleum products when compared to the prior year.  The number of gallons sold during the first quarter of fiscals 2011 and 2010 was 17.9 million and 16.9 million, respectively, an increase of 1.0 million gallons, or 6%.  This increase in gallons sold is the result of the stabilization in the demand for our services from existing customers and an increase in new customer business.  We remain optimistic that we can maintain or increase present volume levels by continuing to attract new customers.

•
Net income was $114,000 in the first quarter of fiscal year 2011, compared to a net income of $20,000 in the same period of the prior year, an improvement of $94,000.  The improvement was partially attributable to lower selling, general and administrative expenses of $347,000 due to the write-off of $187,000 of unamortized acquisition costs that we incurred last year as a result of the adoption of ASC 805, lower professional fees of $119,000 this year, and lower property taxes and other fees of $37,000 when compared to the same period of the prior year.  Net income in the first quarter of fiscal 2011 was also impacted by a $259,000 reduction in gross profit, partially resulting from the increase in direct operating expenses, reflecting an increase of $175,000 in repairs and maintenance of our fleet and an increase of $62,000 in employee expenses attributable to additional operations management personnel.

•
EBITDA (a non-GAAP measure) was $953,000 in the first quarter of fiscal 2011 compared to $1.1 million in the same period of the prior year, a decrease of $181,000.  The decrease in EBITDA was principally due to the lower gross profit of $259,000, which was partially the result of higher repairs and maintenance costs of our fleet, and an increase in employee expenses.  The decrease in EBITDA was partially offset by the $347,000 decrease in selling, general and administrative expenses.

Highlights of Results for Quarterly Periods ending September 30, 2010 thru December 30, 2008

The following table portrays the financial trends for the Company’s eight most recent quarters:

All amounts in thousands of dollars, except net margin per gallon

	For the Three Months Ended,
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2009	2009	2009	2009	2008

Revenues	$51,061	$53,704	$49,152	$46,305	$43,686	$39,884	$34,982	$45,112
Gross profit	$3,838	$4,320	$3,398	$3,381	$4,097	$3,539	$3,790	$3,292
Selling, general and
administrative	$3,492	$3,678	$3,555	$2,673	$3,839	$3,401	$3,455	$3,267
Operating income (loss)	$346	$642	$(157))	$708	$258	$138	$335	$25
Interest expense and
other income, net	$(221))	$(215))	$(254))	$(255))	$(230))	$(454))	$(570))	$(677))
Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment [1]	$-	$-	$-	$-	$-	$(1,651))	$-	$-
Gain on extinguishment
of promissory notes	$-	$-	$-	$-	$-	$27	$-	$-
Net income (loss)	$114	$419	$(419))	$445	$20	$(1,948))	$(243))	$(660))
Less: Non-cash write-off of
unamortized acquisition costs	$-	$-	$-	$-	$187	$-	$-	$-
Less: Non-cash stock options
repricing costs	$-	$-	$-	$-	$93	$-	$-	$-
Less: Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment [1]	$-	$-	$-	$-	$-	$1,651	$-	$-
Adjusted net income (loss)
before non-cash, non-recurring
charges [1]	$114	$419	$(419))	$445	$300	$(297))	$(243))	$(660))

EBITDA [1]	$953	$1,189	$398	$1,289	$1,134	$876	$974	$690

Net margin	$4,103	$4,529	$3,616	$3,609	$4,333	$3,795	$4,027	$3,534
Net margin per gallon [1]	$0.23	$0.25	$0.21	$0.21	$0.26	$0.23	$0.25	$0.21
Gallons sold	17,912	18,385	17,382	16,956	16,945	16,709	16,041	16,602

1 Non-GAAP measure.  See “Non-GAAP Measures and Definitions” below.

Non-GAAP Measures and Definitions

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that gain and the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitutes the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  Both stock-based compensation amortization expense and the write-off of unamortized acquisition costs are considered amortization items to be excluded in the EBITDA calculation.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities, allowing meaningful analysis of the performance of our core cash operations.

Reconciliation of EBITDA  to the Net income (loss) (non-GAAP measure)

For Quarterly periods ending September 30, 2010 thru December 31, 2008

All amounts in thousands of dollars

				For the Three Months Ended,
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2009	2009	2009	2009	2008

Net income (loss)	$114	$419	$(419))	$445	$20	$(1,948))	$(243))	$(660))
Add back:
Interest expense	223	227	260	261	230	545	575	680
Income tax expense	11	8	8	8	8	8	8	8
Depreciation and amortization
expense within:
Cost of sales	266	208	218	228	236	254	239	242
Selling, general and
administrative expenses	318	316	316	316	320	344	334	342
Stock-based compensation expense	21	11	15	31	133	49	61	78
Write-off of unamortized
acquisition costs	-	-	-	-	187	-	-	-
Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment	-	-	-	-	-	1,651	-	-
Gain on extinguishment
of promissory notes	-	-	-	-	-	(27))	-	-
EBITDA	$953	$1,189	$398	$1,289	$1,134	$876	$974	$690

Adjusted net income (loss) before non-cash, non-recurring charges is a non-GAAP measure that demonstrates the economic performance of the Company before the impact of charges that do not reflect the ongoing performance of its operations, such as the non-cash accounting charge of $1.7 million in the fourth quarter of fiscal 2009 resulting from the Company’s June 2009 recapitalization, non cash stock option repricing costs and the write-off incurred in the first quarter of fiscal 2010 as the result of a new accounting ruling was applied.  We believe that this is a meaningful non-GAAP representation of the ongoing performance of the operations.

The following table reconciles Adjusted net income (loss) before non-cash, non-recurring charges (non-GAAP measure) to the reported Net income (loss) for each of the eight quarterly periods presented above (in thousands):

	For the Three Months Ended,
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2009	2009	2009	2009	2008

Net income (loss)	$114	$419	$(419))	$445	$20	$(1,948))	$(243))	$(660))
Less: Non-cash write-off of
Unamortized acquisition costs	$-	$-	$-	$-	$187	$-	$-	$-
Less: Non-cash stock options
repricing costs	$-	$-	$-	$-	$93	$-	$-	$-
Less: Non-cash ASC 470-20
(formerly FAS No. 84)
inducement on extinguishment	$-	$-	$-	$-	$-	$1,651	$-	$-
Adjusted net income (loss)
before non-cash, non-recurring
charges	$114	$419	$(419))	$445	$300	$(297))	$(243))	$(660))

Fixed charges and fixed coverage ratio are non-GAAP measures that are used by our principal lender and others to help assess the Company’s ability to satisfy cash payments other than those made for operating activities.  Fixed charges are comprised of repayments of principal on debt, purchases of property and equipment, cash paid for interest, payments for dividends and repurchases of stock.  The fixed charge coverage ratio is used to measure the extent to which EBITDA exceeds the cash requirements, or fixed charges, of the business.  These measurements are made on a rolling trailing twelve month basis.

The following table reconciles fixed charges and fixed coverage ratio (non-GAAP measures) to the Net income (loss) for each of the trailing twelve months ended September 30 (in thousands):

	Trailing Twelve Months Ended September 30,
	2010	2009

Net income (loss)	$559	$(2,831)
Add back:
Interest expense	971	2,030
Income tax expense	35	32
Depreciation and amortization expense within:
Cost of sales	920	971
Selling, general and administrative expenses	1,266	1,340
Stock-based compensation amortization expense	78	321
Write-off of unamortized acquisition costs	-	187
Non-cash ASC 470-20 (formerly FAS No. 84) inducement on
extinguishment	-	1,651
Gain on extinguishment of promissory notes	-	(27)
EBITDA	$3,829	$3,674

Less fixed charges:
Principal payments on term and promissory notes	1,000	5,160
Purchases of property and equipment	459	187
Capital lease payments	58	63
Cash paid for interest	809	1,452
Payment of dividends	13	390
Principal and interest payments made as a result of the Recapitalization	-	(5,045)
Repurchase of common shares	39	-
Total fixed charges	$2,378	$2,207

Difference (EBITDA less fixed charges)	$1,451	$1,467

Fixed charge coverage ratio (EBITDA divided by fixed charges)	1.61	1.66

Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

Non-cash ASC 470-20 inducement on extinguishment is a non-cash charge we incurred as a result of the June 29, 2009 Recapitalization.  The Company extinguished a portion of the August 2007 and the September 2008 Notes (“the Notes”) through the issuance of approximate 1.2 million shares and approximate 278,000 shares, respectively, at the negotiated price of $1.71 per share, which was greater than the $1.67 per share closing bid price the day prior to the Recapitalization, but lower than the conversion price applicable to the convertible debt instruments, which resulted in the issuance of more shares in the exchange than would have been issued upon a conversion.  The prevalent interpretation of ASC 470-20 is that an inducement occurs any time when additional shares are issued in the extinguishment of convertible debt regardless of the absence of an economic loss or economic intent of the parties to the transaction.  As a result, irrespective of the economic reality of the transaction, ASC 470-20 required the recording of a non-cash “conversion inducement” charge of $1.7 million, based on the difference between the approximate aggregate 471,000 common shares issuable to the applicable note holder under the original conversion rights that existed upon a conversion and the approximate 1.5 million common shares exchanged at $1.71 cents in the transaction that extinguished all of the Notes.  This non-cash charge is deemed a financing expense to extinguish the Notes.  To the extent that the ASC 470-20 inducement on extinguishment of promissory notes constitutes the recognition of a finance cost, it is considered interest expense for the calculation of EBITDA and other interest expense amounts.

Selected Income Statement and Financial Data

The following tables present comparative financial data for the periods noted:

All amounts in thousands of dollars, except price per share and net margin per gallon, shares outstanding and gallons sold
	Three Months Ended September 30,
	2010	2009

Petroleum product sales and service revenues	$45,057	$38,125
Petroleum product taxes	6,004	5,561
Total revenues	51,061	43,686

Cost of petroleum product sales and service	41,219	34,028
Petroleum product taxes	6,004	5,561
Total cost of sales	47,223	39,589

Gross profit	3,838	4,097

Selling, general and administrative expenses	3,492	3,839

Operating income	346	258

Interest expense	(223)	(230)
Interest and other income	2	-

Income before income taxes	125	28

Income tax expense	(11)	(8)
Net income	$114	$20

Basic and diluted net income per share computation:
Net income per share attributable to common shareholders:
Basic	0.01	0.00
Diluted	0.01	0.00

Weighted average common shares outstanding:
Basic	8,549	8,248
Diluted	8,683	8,681

EBITDA (non-GAAP measure)¹	$953	$1,134

Gallons sold	17,912	16,945

Net margin	$4,103	$4,333

Net margin per gallon²	$0.23	$0.26

1EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that gain and the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitutes the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  Both stock-based compensation amortization expense and the write-off of unamortized acquisition costs are considered amortization items to be excluded in the EBITDA calculation.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

[2]Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

Condensed Consolidated Balance Sheet

All amounts in thousands of dollars
	September 30, 2010	June 30, 2010
ASSETS
Current assets	$18,663	$20,033
Property, plant and equipment, net	6,862	7,226
Other assets, net	2,190	2,319
Total assets	$27,715	$29,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$16,683	$18,388
Long-term debt, net and other liabilities	3,880	4,134
Stockholders’ equity	7,152	7,056
Total liabilities and shareholders’ equity	$27,715	$29,578

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries.  The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2010.